Exhibit 10.1

RED ROBIN GOURMET BURGERS, INC.

RESTRICTED STOCK UNIT GRANT AGREEMENT

(Non-Employee Directors)

This Restricted Stock Unit Grant Agreement (this “Agreement”) between RED ROBIN GOURMET BURGERS, INC. (the “Corporation”) and [                    ] (“Participant”) is dated effective [                        ] (the “Date of Grant”).

RECITALS

A.            The Board has adopted, and the stockholders have approved, the Red Robin Gourmet Burgers, Inc. Amended and Restated 2007 Performance Incentive Plan (the “Plan”);

B.            The Plan provides for the granting of restricted stock unit awards to eligible participants as determined by the Administrator; and

C.            The Administrator has determined that Participant is a person eligible to receive a restricted stock unit award under the Plan and has determined that it would be in the best interest of the Corporation to grant the restricted stock unit award provided for herein.

AGREEMENT

1.             Grant of Restricted Stock Units.

(a)           Award.  Pursuant to the Plan, Participant is hereby awarded [            ] restricted stock units (the “Stock Units”), subject to the conditions of the Plan and this Agreement. Each Stock Unit represents the right to receive one share of the Corporation’s common stock, $.001 par value per share (the “Common Stock”) on the vesting schedule set forth below. Unless and until the Stock Units vest, Participant shall have no right to receive shares of Common Stock under such Stock Units.

(b)           Plan Incorporated. Participant acknowledges receipt of a copy of the Plan, and agrees that, except as contemplated by Section 11 below, this award of Stock Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2.             Vesting and Payment.

(a)           Except as otherwise provided herein, the Participant shall vest in his or her rights under the Stock Units pursuant to the following schedule (each date upon which vesting under this Section 2(a) occurs being referred to herein as a “Vesting Date”):

Vesting Date	Percentage of Stock Units Vested
1st Anniversary of Date of Grant	33 1/3%
2nd Anniversary of Date of Grant	33 1/3%
3rd Anniversary of Date of Grant	33 1/3%

Notwithstanding the foregoing, vesting pursuant to the foregoing schedule shall occur on a Vesting Date only if Participant provides continuous services to the Corporation from the Date of Grant to such Vesting Date. The Corporation shall deliver to the Participant shares of Common Stock equal to the aggregate number of Stock Units that vested pursuant to this Section 2(a): (1)  in installments within 30 days following the first June 30 following the third, fourth, and fifth anniversaries of the Date of Grant with each installment equal to 1/3 of the total number of shares of Common Stock payable, or, (2) if earlier, in a lump sum within 30 days of the Participant’s “Separation from Service” (as such term is defined under Code section 409A).

(b)           Any unvested Stock Units shall vest upon the occurrence of a Change in Control Event. The Corporation shall deliver to the Participant shares of Common Stock equal to the aggregate number of Stock Units still outstanding in a lump sum on the date of the Change in Control Event.   In accordance with the Administrator’s authority pursuant to Section 8.8.3(c) of the Plan, for purposes of this Agreement, the term “Change in Control Event” shall include only a transaction that would constitute a “change in ownership or effective control or in the ownership of a substantial portion of the assets” of the Corporation under Code section 409A.

(c)           Except as provided in Section 2(d) below, if the Participant ceases to provide services to the Corporation at any time prior to the final Vesting Date and prior to a Change in Control Event, all unvested Stock Units shall be cancelled immediately on the date that the Participant’s service is terminated, and the Participant shall cease to have any right or entitlement to receive any shares of Common Stock under such cancelled Stock Units.

(d)           Notwithstanding any other provision of this Plan, in accordance with Section 5.9 of the Plan, the Administrator may, in its discretion, waive the vesting requirements above in the event of the Participant’s Separation from Service on account of the Participant’s death, disability, or retirement (as determined by the Administrator). In the event the Administrator exercises its discretion pursuant to this Section 2(d) to waive the vesting requirements, the Corporation shall deliver to the Participant shares of Common Stock equal to the aggregate number of Stock Units still outstanding in a lump sum within 30 days of the Participant’s Separation from Service.

3.             Issuance and Limits on Transferability. Notwithstanding any other provision of this Agreement, the issuance or delivery of any shares of Common Stock may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority. Stock Units shall not be transferable except by will or the laws of descent and distribution or pursuant to a beneficiary designation, or as otherwise permitted by Section 5.7 of the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of Stock Units that does not satisfy the requirements of this Agreement and the Plan shall be void and unenforceable against the Corporation.

4.             Stockholder Rights. The Participant shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Common Stock subject to the Stock Units until any such shares are paid pursuant to Section 2.

5.             Tax Consideration. The Corporation has advised Participant to seek Participant’s own tax and financial advice with regard to the federal and state tax considerations resulting from Participant’s receipt of Stock Units pursuant to this Agreement. Participant understands that the Corporation will report to appropriate taxing authorities the payment to Participant of compensation income upon the payment of the shares of Common Stock. Participant understands that he or she is solely responsible for the payment of any federal and state taxes resulting from this grant of Stock Units.

6.             Binding Effect.  This Agreement shall bind Participant and the Corporation and their beneficiaries, survivors, executors, administrators and transferees.

7.             Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

8.             Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Administrator has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

9.             Amendment.  The Corporation may modify, amend or waive the terms of this Agreement, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. Prior to the effectiveness of any modification, amendment or waiver required by tax or accounting rules, the Corporation will provide notice to Participant and the opportunity for Participant to consult with the Corporation regarding such modification, amendment or waiver. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

10.           Compliance with Code section 409A.  The Stock Units granted under this Agreement are intended to comply with Code section 409A and the provisions herein shall be interpreted accordingly. If payment of the Common Stock is triggered by the Participant’s Separation from Service and the Participant then constitutes a “specified employee” under Code section 409A, payment shall be made instead within 30 days following the date that is seven months following such Separation from Service.

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Unit Grant Agreement as of the date first written above.

RED ROBIN GOURMET BURGERS, INC.

By:
Name:
Title:

PARTICIPANT:

[NAME]